UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DOMINARI HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

September 25, 2024

Dear Stockholder:

You are cordially invited to attend Dominari Holdings Inc.’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) to be held on November 6, 2024, at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time. The formal meeting notice and proxy statement for the 2024 Annual Meeting are attached.

The 2024 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the 2024 Annual Meeting online, vote and submit your questions during the 2024 Annual Meeting by visiting www.virtualshareholdermeeting.com/DOMH2024.

We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and the company. The virtual meeting format allows attendance from any location in the world.

Even if you are planning on attending the 2024 Annual Meeting online, please promptly submit your proxy vote by Internet, telephone, or, if you received a printed form of proxy in the mail, by completing, dating, signing and returning the enclosed proxy, so your shares will be represented at the 2024 Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the 2024 Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on November 5, 2024. If you attend the 2024 Annual Meeting online and wish to vote at the 2024 Annual Meeting, you will be able to do so even if you have previously returned your proxy card.

Thank you for your continued support of, and interest in, Dominari Holdings Inc.

Sincerely,

/s/ Anthony Hayes
Anthony Hayes
Chief Executive Officer and Chairman
New York, New York
September 25, 2024

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE 2024 ANNUAL MEETING WHETHER OR NOT YOU ATTEND ONLINE, PLEASE CAST YOUR VOTE AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AS PROMPTLY AS POSSIBLE. YOUR PROXY, GIVEN BY VOTING PRIOR TO THE 2024 ANNUAL MEETING, MAY BE REVOKED PRIOR TO ITS EXERCISE BY ENTERING A NEW VOTE OVER THE INTERNET, FILING WITH OUR CORPORATE SECRETARY PRIOR TO THE 2024 ANNUAL MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE 2024 ANNUAL MEETING ONLINE AND VOTING ONLINE.

IF YOU HAVE ALREADY VOTED OR DELIVERED YOUR PROXY FOR THE 2024 ANNUAL MEETING, YOUR VOTE WILL BE COUNTED, AND YOU DO NOT HAVE TO VOTE YOUR SHARES AGAIN. IF YOU WISH TO CHANGE YOUR VOTE, YOU SHOULD REVOTE YOUR SHARES.

IF YOU HAVE CHOSEN TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE RETURN ENVELOPE PROVIDED.

ANY STOCKHOLDER ATTENDING THE 2024 ANNUAL MEETING ONLINE MAY VOTE EVEN IF HE OR SHE HAS RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Dominari Holdings Inc.
725 5th Avenue, 22nd Floor
New York, New York 10022
(212) 393-4540

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 6, 2024
11:00 a.m. Eastern Time/8:00 a.m. Pacific Time

September 25, 2024

To our Stockholders:

Notice (this “Notice”) is hereby given that the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Dominari Holdings Inc., a Delaware corporation (the “Company,” “Dominari Holdings Inc.,” “Dominari,” “our,” “we,” or “us”), will be held as a “virtual meeting” via live audio webcast on November 6, 2024, at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To elect two (2) Class I directors to serve terms in accordance with the Company’s Second Amended and Restated Bylaws;

(2)	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2024;

(3)	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for officer exculpation;

(4)	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to add an exclusive forum provision; and

(5)	To consider and vote upon any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board unanimously recommends a vote “FOR” the approval of each of the Director Nominees in Proposal 1, and a vote “FOR” each of Proposal 2, Proposal 3, and Proposal 4.

Pursuant to our Second Amended and Restated Bylaws, as amended (“Second Amended and Restated Bylaws”), our Board has fixed the close of business on September 10, 2024 as the record date (the “Record Date”) for a determination of stockholders entitled to notice and to vote at the 2024 Annual Meeting and any adjournment thereof. Holders of our common stock, Series D convertible preferred stock and Series D-1 convertible preferred stock are entitled to vote at the 2024 Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, we plan to first send our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), on September 26, 2024, containing instructions on how to access our proxy materials, including our annual report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”) online. Stockholders who have received the Notice of Internet Availability will not be sent a printed copy of our proxy materials in the mail unless they request to receive a printed copy.

You will be able to attend the 2024 Annual Meeting via live audio webcast by visiting Dominari’s virtual meeting website at www.virtualshareholdermeeting.com/DOMH2024 on November 6, 2024, at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time. Upon visiting the meeting website, you will be prompted to enter the 16-digit Control Number provided to you on your Notice of Internet Availability that you received for the 2024 Annual Meeting. The unique Control Number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the 2024 Annual Meeting on the meeting website. Further instructions on how to attend and participate in the 2024 Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are available at www.proxyvote.com.

Your vote is important. Whether or not you plan to attend the 2024 Annual Meeting, please vote your shares by promptly completing, signing and returning the enclosed proxy card. You may also vote your shares over telephone or the Internet in accordance with the instructions on the proxy card. Any stockholder attending the 2024 Annual Meeting may vote in person at the virtual meeting, even if you have already returned a proxy card or voting instruction card.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to be held on November 6, 2024: This Notice of the 2024 Annual Meeting, the Proxy Statement, including the proxy card, and our 2023 Annual Report are available at www.proxyvote.com. You will need to use the control number appearing on your proxy card to vote via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS OF DOMINARI HOLDINGS INC.

	By:	/s/ Anthony Hayes
Anthony Hayes
Chief Executive Officer and Chairman
New York, NY
September 25, 2024

i

Dominari Holdings Inc.
725 5th Avenue, 22nd Floor
New York, New York 10022
(212) 393-4540

PROXY STATEMENT
FOR
2024 ANNUAL MEETING OF STOCKHOLDERS
November 6, 2024

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to be held on November 6, 2024: The Notice of the 2024 Annual Meeting of Stockholders, this Proxy Statement, including the proxy card, and our annual report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”) are available at www.proxyvote.com.

Your proxy is solicited by our Board of Directors (the “Board”) for our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), to be held on November 6, 2024, at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time. The 2024 Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live audio webcast. The Company’s principal executive office is located at 725 5th Avenue, 22nd Floor, New York, New York 10022, and the telephone number is (212) 393-4540.

At the 2024 Annual Meeting, you will be asked to consider and vote upon the following matters:

(1)	The election of two (2) Class I directors to serve terms in accordance with the Company’s Second Amended and Restated Bylaws;

(2)	The ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2024;

(3)	The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for officer exculpation;

(4)	The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to add an exclusive forum provision; and

(5)	Any other business that may properly come before the 2024 Annual Meeting or any adjournments or postponements thereof.

The Board unanimously recommends a vote “FOR” the approval of each of the Director Nominees in Proposal 1, and a vote “FOR” each of Proposal 2, Proposal 3, and Proposal 4.

Pursuant to our Second Amended and Restated Bylaws, our Board has fixed the close of business on September 10, 2024 as the record date (the “Record Date”) for a determination of stockholders entitled to notice and to vote at the 2024 Annual Meeting and any adjournment thereof. Holders of our common stock, Series D convertible preferred stock and Series D-1 convertible preferred stock are entitled to vote at the 2024 Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, we plan to first send our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), on September 26, 2024, containing instructions on how to access our proxy materials, including our 2023 Annual Report online. Stockholders who have received the Notice of Internet Availability will not be sent a printed copy of our proxy materials in the mail unless they request to receive a printed copy.

You will be able to attend the 2024 Annual Meeting via live audio webcast by visiting Dominari’s virtual meeting website at www.virtualshareholdermeeting.com/DOMH2024 on November 6, 2024, at 11:00 a.m. Eastern Time/8:00 a.m. Pacific Time. Upon visiting the meeting website, you will be prompted to enter the 16-digit Control Number provided to you on your Notice of Internet Availability. The unique Control Number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the 2024 Annual Meeting on the meeting website.

Further instructions on how to attend and participate in the 2024 Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE 2024 ANNUAL MEETING

Why am I Receiving these Materials?

This Proxy Statement and the accompanying materials are being provided for the solicitation of proxies by our Board of Directors for the 2024 Annual Meeting.

What is Included in these Materials?

These materials include the Notice, this Proxy Statement, a proxy card, and our 2023 Annual Report.

What is the Purpose of the 2024 Annual Meeting?

This is the 2024 Annual Meeting of the Company’s Stockholders. At the meeting, you will be voting upon:

(1)	The election of two (2) Class I directors to serve terms in accordance with the Company’s Second Amended and Restated Bylaws;

(2)	The ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2024;

(3)	The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for officer exculpation;

(4)	The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to add an exclusive forum provision; and

(5)	Any other business that may properly come before the 2024 Annual Meeting or any adjournments or postponements thereof.

How does the Board recommend that I vote?

The Board unanimously recommends a vote “FOR” the approval of each of the Director Nominees in Proposal 1, and a vote “FOR” each of Proposal 2, Proposal 3, and Proposal 4.

How do Proxies Work?

Our Board is asking for your proxy. This means that you authorize persons selected by us to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.

I Share an Address with Another Stockholder and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain An Additional Copy of the Proxy Materials?

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, if requested to deliver proxy materials, we deliver a single copy of the Notice, the Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs, and the environmental impact of our annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice, the Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents.

To receive a separate copy of the Notice, the Proxy Statement and the Annual Report, you may contact us at the following address and phone number:

Dominari Holdings Inc.
725 5th Avenue, 22nd Floor
New York, New York 10022
Attention: Corporate Secretary
Telephone: (212) 393-4540

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who is Entitled to Vote?

Our Board has fixed the close of business on September 10, 2024 as the “Record Date” for a determination of stockholders entitled to notice of, and to vote at, the 2024 Annual Meeting or any adjournment thereof. You can vote at the 2024 Annual Meeting if you held shares of our common stock, Series D convertible preferred stock (the “Series D Preferred Stock”) or Series D-1 convertible preferred stock (the “Series D-1 Preferred Stock”), collectively, the “Voting Capital” as of the close of business on the Record Date. On the Record Date, there were 6,276,138 shares of common stock outstanding, 3,825 shares of Series D Preferred Stock outstanding and 834 shares of Series D-1 Preferred Stock outstanding. Each share of common stock entitles the holder thereof to one vote.

Our outstanding Series D Preferred Stock and Series D-1 Preferred Stock are entitled to the following number of votes subject to the beneficial ownership limitations described below:

Series D Preferred Stock — each share of Series D Preferred Stock entitles the holder to 0.007285 votes; and

Series D-1 Preferred Stock — each share of Series D-1 Preferred Stock entitles the holder to 0.007285 votes.

A list of stockholders of record entitled to vote at the 2024 Annual Meeting will be available for inspection at our principal executive offices located at 725 5th Avenue, 22nd Floor, New York, New York 10022 for a period of at least ten (10) days prior to the 2024 Annual Meeting and during the meeting. The stock transfer books will not be closed between the Record Date and the date of the 2024 Annual Meeting.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner (Holding Shares in Street Name)?

If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the 2024 Annual Meeting?

Record holders and beneficial owners on the Record Date may attend the 2024 Annual Meeting. If your shares are held in street name and you would like to vote your shares at the 2024 Annual Meeting, you will need to obtain a valid proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the 2024 Annual Meeting.

How Do I Vote?

Stockholders of Record

For your convenience, our record holders have the following methods of voting:

1.	Vote by Internet.

(a)	Before the meeting: Go to www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

(b)	During the meeting: Go to www.virtualshareholdermeeting.com/DOMH2024. You will be able to attend the 2024 Annual Meeting online, vote your shares electronically until voting is closed and submit your questions during the 2024 Annual Meeting.

2.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

3.	Vote by telephone. You may vote by proxy by calling 1-800-690-6903 and following the instructions on the proxy card.

Beneficial Owners of Shares Held in Street Name

For your convenience, our beneficial owners have the following methods of voting:

1.	Vote by Internet.

(a)	Before the meeting: Go to www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

(b)	During the meeting: Go to www.virtualshareholdermeeting.com/DOMH2024. You will be able to attend the 2024 Annual Meeting online, vote your shares electronically until voting is closed and submit your questions during the 2024 Annual Meeting. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the 2024 Annual Meeting.

2.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

3.	Vote by telephone. You may vote by proxy by calling 1-800-690-6903 and following the instructions on the proxy card.

If you vote by Internet or by telephone, please DO NOT mail your proxy card.

How Will My Shares Be Voted?

All shares which are entitled to vote and represented by a properly completed, executed and delivered proxy received before the 2024 Annual Meeting and not revoked will be voted at the 2024 Annual Meeting as instructed by you in a proxy delivered before the 2024 Annual Meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted “for” the approval of each of the Director Nominees, “for” each of Proposal 2, Proposal 3, and Proposal 4, and with regard to any other matters that may be properly presented at the 2024 Annual Meeting and all matters incident to the conduct of the meeting. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Is My Vote Confidential?

Yes, your vote is confidential. The only persons who have access to your vote are the inspector of elections, individuals who help with processing and counting your votes, and persons who need access for legal reasons. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our Company’s management and the Board.

What Constitutes a Quorum?

To carry on business at the 2024 Annual Meeting, we must have a quorum. A quorum is present when at least 33 1/3% of the shares entitled to vote as of the Record Date are represented in person or by proxy. Thus, holders of the Voting Capital representing at least 2,091,849 votes must be represented in person or by proxy at the 2024 Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the 2024 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares held by us in treasury are not considered outstanding or considered to be present at the 2024 Annual Meeting. If there is not a quorum at the 2024 Annual Meeting, our stockholders may adjourn the meeting.

What is a Broker Non-Vote?

If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any non-routine proposal. This vote is called a “broker non-vote”. If you sign your proxy card, but do not provide instructions on how your broker should vote, your broker will vote your shares as recommended by our Board. Broker non-votes are not included in the tabulation of the voting results of any of the proposals and, therefore, do not affect these proposals.

Proposal 2 (the ratification of the appointment of Marcum LLP as our independent registered public accounting firm) is a “routine” matter on which your broker can exercise voting discretion. All other proposals are considered non-routine and therefore brokers cannot use discretionary authority to vote shares on other proposals to be considered at the 2024 Annual Meeting if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

What is an Abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are not included in the tabulation of the voting results for any of the proposals and, therefore, do not affect these proposals. Abstentions are included for the purpose of determining whether a quorum has been reached.

How Many Votes Are Needed for Each Proposal to Pass?

Proposal No.	Proposal	Vote Required	Broker Discretionary Vote Allowed
(1)	Election of two (2) Class I directors	Plurality of the votes cast (the two (2) directors receiving the most “For” votes)	No

(2)	Ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	A majority of the votes cast	Yes

(3)	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for officer exculpation	A majority of the votes cast	No

(4)	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to add an exclusive forum provision	A majority of the votes cast	No

What Are the Voting Procedures?

In voting by proxy regarding the election of the Class I directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Regarding other proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

All shares represented by proxy will be voted at the 2024 Annual Meeting in accordance with the choices specified on the proxy, and where no choice is specified, in accordance with the recommendations of the Board. Thus, where no choice is specified, the proxies will be voted FOR the approval of each of the Director Nominees in Proposal 1, and FOR each of Proposals 2, 3, and 4.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote at any time before it is voted by (i) giving written notice to our administrator, (ii) delivering a properly completed, later-dated proxy card or vote instruction form to us or (iii) voting via the Internet at the 2024 Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Dominari Holdings Inc., 725 5th Avenue, 22nd Floor, New York, New York 10022, Attention: Chief Operating Officer. Revocations of proxies must be received prior to the time of the 2024 Annual Meeting to serve as an effective revocation of that proxy.

Do I Have Appraisal Rights?

Our stockholders do not have appraisal rights under Delaware law or under our governing documents with respect to the matters to be voted upon at the 2024 Annual Meeting.

How can I find out the Results of the Voting at the 2024 Annual Meeting?

Preliminary voting results will be announced at the 2024 Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file with the SEC within four (4) business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to be held on November 6, 2024: The Notice of Annual Meeting of Stockholders, this Proxy Statement (including proxy card) and our Annual Report are available at www.proxyvote.com.

GOVERNANCE OF THE COMPANY

Executive Officers

The names of our Named Executive Officers and each of his age and position as of the Record Date is set forth below.

Name	Age	Position
Anthony Hayes	56	Chief Executive Officer
George Way(1)	57	Chief Financial Officer
Christopher Devall	42	Chief Operating Officer
Kyle Wool	47	President
Soo Yu	53	Special Projects Manager

(1)	On June 17, 2024, Mr. Way delivered a notice of resignation to the Board of Directors reporting his voluntary resignation as Chief Financial officer of the Company effective as of September 15, 2024. The Company is currently conducting a search to replace Mr. Way as the Company’s Chief Financial Officer.

The biographies of our current executive officers are as follows:

Anthony Hayes

Mr. Anthony Hayes, a director and Chief Executive Officer since 2013, has served as the Chief Executive Officer of North South since March 2013 and since June 2013, as a consultant to our Company. Mr. Hayes was the fund manager of JaNSOME IP Management LLC and JaNSOME Patent Fund LP from August 2012 to August 2013, both of which he co-founded. Mr. Hayes was the founder and Managing Member of Atwater Partners of Texas LLC from March 2010 to August 2012 and a partner at Nelson Mullins Riley & Scarborough LLP from May 1999 to March 2010. Mr. Hayes received his Juris Doctorate from Tulane University School of Law and his B.A. in economics from Mary Washington College. The Board of Directors believes Mr. Hayes is qualified to serve as a director of the Company based on his intimate knowledge of the Company through his service as Chief Executive Officer.

George Way

Mr. George Way has served as the Chief Financial Officer of the Company since April 3, 2023. Mr. Way has had a distinguished career as a senior executive with expertise in financial leadership, operations management, and acquisition due diligence. He has been a trusted business advisor to members of senior management with experience in solving complex business challenges, improving productivity, and reducing expenses. Prior to joining Dominari, Mr. Way served as the first Chief Financial Officer of Steward Partners, a wealth advisory firm responsible for financial reporting and analysis, tax strategy and reporting. Mr. Way also served as Chief Operating Officer of Ridgeworth Capital Management, a multi-boutique asset management firm with a broad range of responsibility encompassing operations, technology and infrastructure while leading the effort to consolidate of all central service platforms. He was also a Vice President of Equities Controlling & Head of Americas Equities Management Reporting Business at Deutsche Bank Securities Inc. Mr. Way started his career at Deloitte LLP and was an audit manager in their asset management practice. Mr. Way holds series 7 & 24 securities licenses. He received his Bachelor of Business Administration from Pace University and is a Certified Public Accountant in the State of New York. Mr. Way has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Way and any other person pursuant to which he was appointed as an officer of the Company. The Board of Directors believes that Mr. Way’s prior financial background qualifies him to serve as the Chief Financial Officer of the Company.

Christopher Devall

Mr. Christopher Devall has served as the Chief Operating Officer of the Company since January 1, 2023. Prior to that he was the Company’s Vice President of Operations from July 1, 2022 to January 1, 2023 and was a member of its advisory board from April 2022 to June 2022. Mr. Devall served as senior operations department head in the Department of Defense from February 2019 to June 2022, and as a senior operations department manager from April 2016 to January 2019. Mr. Devall is a retired military veteran and received his Masters of Business Administration from the University of Virginia Darden School of Business and holds a B.S. in Strategic Studies and Defense Analysis from Norwich University. Mr. Devall holds a series 7 securities license. Mr. Devall has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Devall and any other person pursuant to which he was appointed as an officer of the Company. The Board of Directors believes that Mr. Devall’s prior operations background qualifies him to serve as the Chief Operating Officer of the Company.

Kyle Wool

Mr. Kyle Wool, who joined as a member of our Board of Directors in 2021, currently serves as the President of Dominari Holdings, CEO of Dominari Financial, and the CEO of Dominari Securities. He boasts over 20 years in various aspects of global finance previously as a Managing Director of Oppenheimer & Co., Head of Wealth Management for their Asian branch, Executive Director at Morgan Stanley, and President of Revere Securities LLC. His extensive knowledge allows him to provide strategic guidance while advising those on the team managing all facets related to financial services categories with senior level insights within an organizing whose growth strategies, he actively contributes towards cultivating. Mr. Wool is also active in various philanthropic endeavors both domestically and abroad. He currently serves as a board member of LifeLine NY, a board member of the CIRSD (Center for International Relations and Sustainable Development), a board member of Project Rousseau and also a board member of Lang Lang International Music Foundation. Mr. Wool holds Series 7, 63, & 24 Securities licenses. The Board of Directors believes that Mr. Wool’s extensive experience in banking and wealth management qualifies him to serve as a director of the Company.

Soo Yu

Ms. Soo Yu, who joined as a member of our Board of Directors in 2022, is the managing Director of International Private Client Services for Dominari Securities where she leads the top performing Wool Group. With more than a decade of experience working in financial services, she focuses on international business development and the cultivation of overseas client banking relationships. A naturalized U.S. citizen originally from South Korea, Ms. Yu brings significant expertise in Asian markets and expansive global reach through her connectivity with international contacts. Before joining Dominari, Ms. Yu was Managing Director of Revere Securities. Ms. Yu earned her B.A. in Fine Arts from the Fashion Institute of Technology and studied at the University of Nottingham and the Paris Fashion Institute. She holds Series 7, 66, 24 Securities licenses, New York Life, Accident and Health Insurance Agent/Broker, New York Property and Casualty Insurance Agent/Broker and Real Estate License. Previously, she maintained her Series 79 Securities license. Ms. Yu actively supports several nonprofit organizations, including philanthropies committed to improving the lives of children and the elderly as well as sustainability. She is currently a board member of The Korean Community Services of Metropolitan New York, Inc. The Board of Directors believes that Ms. Yu’s wealth management experience qualifies her to serve as a director of the Company.

Directorships

The current Board of Directors of the Company consists of Mr. Tim S. Ledwick, Mr. Anthony Hayes, Mr. Gregory James Blattner, Mr. Robert Dudley, Mr. Kyle Wool, Ms. Soo Yu, and Mr. Kyle Haug.

Except as otherwise reported otherwise in this Proxy Statement, none of our directors held directorships in other reporting companies or registered investment companies at any time during the past five years.

For more information on our directors, please see the information included in Proposal No. 1 – Election of Class I Directors, beginning on page 23 of this Proxy Statement.

Board Leadership Structure and Role in Risk Oversight

Mr. Hayes currently holds the roles of Chairman of the Board and Chief Executive Officer (“CEO”). As Chairman of the Board and CEO, Mr. Hayes serves as the primary liaison between the Company and the independent directors. With input from other members of the Board, committee chairs and management, he presides over meetings of the Board.

Our Board, as a unified body and through committee participation, organizes the execution of its monitoring and oversight roles and does not expect its Chairman to organize those functions.

The Board has four standing committees: (i) Audit, (ii) Compensation, (iii) Nominating & Governance, and (iv) Investment. The Audit, Compensation, and Nominating & Governance committees are comprised of all independent directors, with each of the committees having a separate chairman, each of whom is an independent director. Our non-management members of the Board meet in executive session at each quarterly board meeting.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility for ensuring that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that establishing the right “tone at the top” and that full and open communication between executive management and the Board are essential for effective risk management and oversight. Our CEO and Chairman communicates frequently with other members of the Board to discuss strategy and the challenges we face. Senior management usually attends our regular quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters.

Board Committees and Charters

The following table identifies the current independent and non-independent Board and Committee members:

Name	Independent	Audit	Compensation	Nominating	Investment
Anthony Hayes					X
Tim S. Ledwick	X	X
Gregory James Blattner	X			X
Robert Dudley	X	X	X	X
Kyle Wool					X
Soo Yu
Kyle Haug	X	X	X		X

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is currently comprised of Mr. Tim Ledwick (Chairman), Mr. Robert Dudley and Mr. Kyle Haug, each of whom the Board has determined satisfies the applicable SEC and Nasdaq independence requirements for audit committee members. The Audit Committee has authority to review our financial records, deal with our independent auditors, recommend financial reporting policies to the Board, and investigate all aspects of our business. The Audit Committee Charter is available for your review on our website at www.dominariholdings.com. The Board has also determined that Mr. Ledwick is an “audit committee financial expert,” as defined by the applicable rules of the SEC and Nasdaq.

Compensation Committee

The Compensation Committee currently consists of Mr. Robert Dudley (Chairman) and Mr. Kyle Haug, each of whom the Board has determined satisfies the applicable SEC and Nasdaq independence requirements. In addition, each member of the Compensation Committee has been determined to be a non-employee director under Rule 16b-3 as promulgated under the Exchange Act. The Compensation Committee oversees the compensation for our executive officers and recommends various incentives for key employees to encourage and reward increased corporate financial performance, productivity and innovation, and its charter is available on our website at www.dominariholdings.com.

Nominating Committee

The Nominating Committee currently consists of Mr. Gregory James Blattner (Chairman) and Mr. Robert Dudley, each of whom the Board has determined satisfies the applicable SEC and Nasdaq independence requirements.

The Nominating Committee reviews, evaluates and proposes candidates for election to our Board, and considers any nominees properly recommended by stockholders. The Nominating Committee promotes the proper constitution of our Board so that it meets its fiduciary obligations to our stockholders, and oversees the establishment of, and compliance with, appropriate governance standards. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating Committee then identifies the desired skills and experience of a new candidate(s). The Nominating Committee Charter is available on our website at www.dominariholdings.com.

Among other factors, when considering a prospective candidate, the Nominating Committee considers a candidate’s business experience and skills, attributes pertinent to Company business, personal integrity and judgment, and possible conflicts of interest. To date, the Nominating Committee has not utilized the services of any search firm to assist it in identifying director candidates. The Nominating Committee’s policy is to consider director candidate recommendations from its stockholders which are received prior to any annual meeting of stockholders, including confirmation of the candidate’s consent to serve as a director.

Stockholder Communication

As a stockholder of our Company, you may communicate in writing at any time with the entire Board or any individual director (addressed to “Board of Directors” or to a named director), c/o Dominari Holdings Inc., Attention: Chief Operating Officer, 725 5th Avenue, 22nd Floor, New York, New York 10022, or via e-mail at info@dominari.com. All appropriate communications will be promptly relayed to the appropriate Directors. Our administrator will coordinate all responses.

Meetings of the Board of Directors and Committees

Our Board held, during the year 2023, a total of five regularly scheduled and special meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting, the Investment Committee held one meeting and the Nominating Committee did not hold any meetings. Each of our incumbent directors attended at least 75% of the Board and Committee meetings.

Policy Regarding Attendance at Annual Meetings of Stockholders

Our Company does not have a policy regarding Board members’ attendance at annual meetings of stockholders. All of our directors attended our last annual meeting of stockholders.

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in strategic planning, business development, compensation, finance, accounting and banking.

In evaluating nominations to the Board, the Nominating Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. The Nominating Committee took these specifications into account in formulating and re-nominating its present Board members.

The current director candidates, who are nominated to serve as non-executive directors, were recommended by management and nominated by the full Board.

Board Diversity Matrix

Board Diversity Matrix as of the Record Date

Total Number of Directors			7

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Code of Ethics

We have adopted a Code of Ethics, which is available on our website at www.dominariholdings.com.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of the Company. Although the officers and directors are engaged in other business activities, we anticipate they will devote an important amount of time to our affairs.

Our officers and directors are now and may in the future become stockholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to ours. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of, and fair to, the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our Directors and named Executive Officers, and anyone who beneficially owns ten percent (10%) or more of our Company’s Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Persons required to file such reports also need to provide us with copies of all Section 16(a) forms they file.

Based solely upon a review of (i) copies of the Section 16(a) filings received during or with respect to 2023, and (ii) certain written representations of our officers and directors, we believe that all filings required to be made pursuant to Section 16(a) of the Exchange Act during and with respect to 2023 were filed in a timely manner except for the following:

●	Christopher Devall filed a Form 4 on July 10, 2023 for a transaction that occurred on May 18, 2023.

●	George Way filed a Form 3 on September 4, 2023, though he became Chief Financial Officer of the Company on April 3, 2023.

EXECUTIVE COMPENSATION

Named Executive Officers

Our named executive officers (“NEOs”), which consist of (i) all individuals serving as our principal executive officers during fiscal year 2023, (ii) two other of our most highly compensated executive officers who were serving as executive officers at December 31, 2023, and (iii) up to two other of our most highly compensated executive officers or whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not serving as an executive officer at December 31, 2023, are:

●	Anthony Hayes, our Chief Executive Officer and Chairman of the Board;

●	Soo Yu, our Special Projects Manager; and

●	Kyle Wool, our President.

The following Summary of Compensation table sets forth the compensation paid by our Company during the two fiscal years ended December 31, 2023 and 2022, to our NEOs.

Summary of Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony Hayes,	2023	500,000	500,000	-	-	-	1,000,000
Chief Executive Officer, Director,	2022	500,000	500,000	484,888	-	208,462	1,693,350
Principal Accounting Officer and
Principal Financial Officer
Soo Yu,	2023	106,875	-	5,266,666	2,916,124	16,250	8,305,915
Special Projects Manager	2022	-	-	-	-	-	-
Kyle Wool	2023	500,000	-	-	-	100,360	600,360
President	2022	-	-	-	-	-	-

(1)	The amount reported in this column represents the aggregate grant date fair value of stock granted to Ms. Yu during 2023, as calculated in accordance with FASB ASC Topic 718. The stock was earned pursuant to the attainment of certain assets under management goals, as set forth in Ms. Yu’s employment agreement (described below). The stock was fully vested on the grant date.

(2)	The amount reported in this column represents the cash payment earned by Ms. Yu pursuant to her employment agreement for attaining certain assets under management goals, as more fully discussed below. The amount also includes performance compensation based on sales production paid at a rate of 60%.

(3)	For Ms. Yu, the amounts reported in this column consist of director fees. For Mr. Wool, the amounts reported in this column consists of payments for reimbursement to support health and wellness and client development used exclusively for business.

Narrative Disclosure to Summary of Compensation Table

Employment Agreements

Anthony Hayes

On June 28, 2021, we entered into an employment agreement with Anthony Hayes (the “Hayes Agreement”), pursuant to which Mr. Hayes serves as our Chief Executive Officer. Under an amendment effective April 1, 2023, the term of the Hayes Agreement is for five years from the effective date of the amendment with automatic one-year extensions unless either the Company or Mr. Hayes gives six months’ non-renewal notice.

Pursuant to an amendment effective December 6, 2023, the Hayes Agreement provides that Mr. Hayes shall receive an annual base salary of $500,000 and an annual bonus. The annual bonus is paid in a combination of cash and shares of our common stock upon the Company’s achievement of certain annual revenue targets, as stated in the table below.

Annual Revenue	Annual Bonus
$3,500,000 or more	$150,000, plus
154,559 shares

Between $7.5mm and $15mm	$250,000, plus
154,599 shares

$15mm or more	$500,000, plus
154,559 shares

Our Board may adopt different or additional performance criteria for future years after consultation with Mr. Hayes, provided that such criteria must be reasonably attainable. The bonus, to the extent earned, will be paid following the completion of our annual audit and public announcement of such results (and in all cases by July 31 of the year following the performance year), provided that Mr. Hayes is actively employed on April 15th of the year following the performance year.

The Hayes Agreement also provides that Mr. Hayes will be entitled to participate in pension, profit sharing, group insurance, hospitalization, group health and benefit plans, perquisites, and all other benefits and plans the Company provides to its senior officers. If at any time during the term, the Company does not provide its senior executives with health insurance, Mr. Hayes will be entitled to secure such insurance for himself and his immediate family and the Company will reimburse him for the cost of such insurance.

The Hayes Agreement provides that upon Mr. Hayes’ termination due to (A) his death, (B) disability, (C) by the Company without cause (as defined in the Hayes Agreement), or (D) due to the Company not renewing the Hayes Agreement term, he or his estate will be entitled to the following: (i) twelve months’ base salary paid in a lump sum, (ii) continued group health coverage (if validly elected) for 12 months at the same cost as applied prior to his termination, and (iii) the pro-rata portion of any earned annual bonus.

If Mr. Hayes’ employment is terminated (A) by Mr. Hayes for good reason (as defined in the Hayes Agreement) or (B) within 30 days of a change in control (as defined in the Hayes Agreement), then Mr. Hayes will be entitled to receive the following: (i) twelve months’ base salary paid in a lump sum, (ii) continued group health coverage (if validly elected) for 12 months at the same cost as applied prior to his termination, (iii) the pro-rata portion of any earned annual bonus, and (iv) full vesting of all outstanding and then unvested equity awards.

Soo Yu

On April 3, 2023, we entered into an employment agreement with Soo Yu (the “Yu Agreement”), pursuant to which Ms. Yu serves as both the Special Projects Manager and a registered representative of the Company performing broker services. The Yu Agreement has a one-year term, which the Company may extend at its discretion. If the Company does not extend the term, Ms. Yu’s continued service with us will be limited to broker services, which will be provided on an at-will basis.

The Yu Agreement provides that Ms. Yu shall receive a base salary of $150,000 per annum, which must be paid through the end of the term or any extension of the term unless Ms. Yu is terminated for cause (as defined in the Yu Agreement) or terminates voluntarily without Good Reason (as defined in the Yu Agreement). Additionally, the Yu Agreement provides that Ms. Yu will be entitled to receive a performance bonus based on the gross revenue she generates over a trailing twelve-month period in accordance with the formula below.

Trailing 12 month Gross Revenue ($)	Grid
1 to 999,999	50%
1,000,000 to 1,999,999	55%
2,000,000 and up	60%

Any compensation earned by Ms. Yu pursuant to the table will be paid to Ms. Yu on a monthly basis on or about the 15th day following the end of each calendar month in which the underlying Gross Revenue was generated by Ms. Yu, with compensation earned being limited by the proceeds actually paid to the Company (rather than accrued). We agreed to commence Ms. Yu’s performance at the $2,000,000 level based on her most recent 12-month production with her prior employer. This level may only be adjusted after April 3, 2024.

In addition to the gross revenue bonus, the Yu Agreement also provides for production payments (“Production Payments”) of up to $8,000,000, to be paid in equal payments of $2,666,666, upon Ms. Yu’s attainment of the following production goals:

●	Completing all required registrations and providing binding commitments and opening accounts for clients with assets under management or account value of at least $50,000,000;

●	Providing binding commitments and opening accounts for clients with assets under management or account value of at least $150,000,000 in the aggregate; and

●	Providing binding commitments and opening accounts for clients with assets under management or account value of at least $560,000,000 in the aggregate.

The account values are inclusive of prior account values. Each of the Production Payments will be paid as soon as administratively feasible after the date on which the conditions for a given payment are met but no later than 30 days, provided that the Company is in full compliance with its net capital and other regulatory requirements at that time. Production Payments will be made fifty percent (50%) in cash and fifty percent (50%) in shares of the Company. The Production Payments are subject to pro rata clawback if Ms. Yu is terminated for cause or resigns without good reason during the seven (7) years following the payment date of any Production Payment.

Pursuant to the Yu Agreement, Ms. Yu is subject to a perpetual confidentiality covenant, and for the duration of Ms. Yu’s employment and for the twelve months immediately following her termination of employment with the Company, a covenant not to solicit the Company’s clients and service providers.

Kyle Wool

On October 12, 2022, our subsidiary Dominari Financial entered into an employment agreement with Kyle Wool (the “Wool Agreement”), pursuant to which Mr. Wool serves as the Chief Executive Officer of Dominari Financial. The term of the Wool Agreement is five years with automatic one-year extensions unless either Dominari Financial or Mr. Wool gives six months’ non-renewal notice.

The Wool Agreement provides that Mr. Wool shall receive an annual base salary of $500,000 and an annual bonus. The annual bonus is paid in a combination of cash and shares of our common stock upon Dominari Financial’s achievement of certain annual revenue targets, as stated in the table below.

Annual Revenue	Annual Bonus
$3,500,000 or more	$150,000, plus 154,559 shares

Between $7.5mm and $15mm	$250,000, plus 154,599 shares

$15mm or more	$500,000, plus 154,559 shares

Our Board may adopt different or additional performance criteria for future years after consultation with Mr. Wool, provided that such criteria must be reasonably attainable. The bonus, to the extent earned, will be paid following the completion of our annual audit and public announcement of such results (and in all cases by July 31 of the year following the performance year), provided that Mr. Wool is actively employed on April 15th of the year following the performance year.

The Wool Agreement also provides that Mr. Wool will be entitled to participate in pension, profit sharing, group insurance, hospitalization, group health and benefit plans, perquisites, and all other benefits and plans Financial provides to its senior officers. If at any time during the term, Dominari Financial does not provide its senior executives with health insurance, Mr. Wool will be entitled to secure such insurance for himself and his immediate family and Dominari Financial will reimburse him for the cost of such insurance.

Pursuant to the Wool Agreement, Mr. Wool is entitled to receive the following: (i) the support of an administrative assistant, (ii) reimbursement for his personal cell phone expenses, (iii) a monthly expense account of up to $20,000 for his business use, (iv) up to $100,000 in reimbursement for health care and social club memberships, and (v) subject to Dominari Financial’s consent, reimbursement for all other reasonable out-of-pocket expenses actually incurred or paid by Mr. Wool in the course of his employment.

The Wool Agreement provides that upon Mr. Wool’s termination due to (A) his death, (B) his disability, (C) within 40 days of the consummation of change in control transaction (as defined in the Wool Agreement), or (D) due to Dominari Financial not renewing the Wool Agreement term, he or his estate will be entitled to the following: (i) twelve months’ base salary paid in a lump sum, (ii) continued group health coverage (if validly elected) for 12 months at the same cost as applied prior to his termination, and (iii) the pro-rata portion of any earned annual bonus.

If Mr. Wool’s employment is terminated (A) by Mr. Wool for good reason (as defined in the Wool Agreement) or (B) by Dominari Financial without cause (as defined in the Wool Agreement), then Mr. Wool will be entitled to receive the following: (i) twelve months’ base salary paid in a lump sum, (ii) continued group health coverage (if validly elected) for 12 months at the same cost as applied prior to his termination, (iii) the pro-rata portion of any earned annual bonus, and (iv) full vesting of all outstanding and then unvested equity awards.

Retirement Benefits

Our NEOs are eligible to participate in our 401(k) plan, which is a defined contribution plan offered to all of our full-time employees. There are no other retirement benefit arrangements covering our NEOs.

Termination and Change in Control Benefits

The material terms of the contracts with each of our NEOs are summarized above, including the payments to NEOs at, following, or in connection with the resignation, change in control, or other termination of an NEO.

Outstanding Equity Awards at December 31, 2023

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Anthony Hayes	2,941	-	$10.88	12/23/2030
Soo Yu	-	-	-	-
Kyle Wool	-	-	-	-

(1)	These options are fully vested.

Pay versus Performance

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information regarding “compensation actually paid”, as defined in Item 402(v). In accordance with SEC rules, the “compensation actually paid” amounts shown in the table below for each applicable year reflect certain adjustments to the values reported in the Summary of Compensation Table as described in the footnotes to the following table.

In accordance with the SEC rules for smaller reporting companies, only three years of information is required under Item 402(v) of Regulation S-K.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On TSR(5)	Net Income (Loss)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	$1,000,000	$1,000,000	$4,453,138	$4,453,138	$17.44	$(22,882)
2022	$1,693,350	$1,693,350	$406,499	$406,499	$22.09	$(22,107)
2021	$960,000	$962,663	$108,333	$108,333	$67.21	$(7,171)

(1)	For each year shown, the PEO was the Chief Executive Officer, Anthony Hayes. The values reflected in this column reflect the “Total Compensation” paid to Mr. Hayes, the Company’s Principal Executive Officer, as set forth in the Summary of Compensation Table.

(2)	The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Hayes, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Hayes during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to determine the “compensation actually paid” amounts reported above for Mr. Hayes:

Reconciliation of Summary of Compensation Table Total to Compensation Actually Paid for CEO	2023	2022	2021
Summary of Compensation Table Total	$1,000,000	$1,693,350	$960,000
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year		$(484,888)
Plus: Fair Value of Awards Granted during Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year End, Determined as of Applicable Fiscal Year End
Plus: Fair Value of Awards Granted During the Applicable Fiscal Year that Vested During the Applicable Fiscal Year, Determined as of the Vesting Date		$484,888
Plus (Less): Adjustment for Awards Granted During a Prior Fiscal Year that were Outstanding and Unvested as of the Applicable Fiscal Year End, Determined Based on the Change in ASC 718 Fair Value from Prior Fiscal year End to the Applicable Fiscal Year End			$2,663
Plus (Less): Adjustment for Awards Granted During a Prior Fiscal Year that Vested During the Applicable Fiscal year, Determined based on the Change in ASC 718 Fair Value from the Prior Fiscal Year End to the Vesting Date
Less: ASC 718 Fair Value of Awards Granted During a Prior Fiscal Year that were Forfeited During the Applicable Fiscal Year, determined as of the Prior Fiscal Year End
Plus: Dividends or Other Earnings Paid During the Applicable Fiscal year Prior to the Vesting Date
Plus: Incremental Fair Value of Options/SARs Modified During the Applicable Fiscal Year
Compensation Actually Paid	$1,000,000	$1,693,350	$962,663

(3)	For 2021 and 2022, the non-PEO NEOs were Darrell Dotson, Carlos Aldavero and Christopher Devall. For 2023, the non-PEO NEOs were Soo Yu and Kyle Wool. The values reflected in this column reflect the average “Total Compensation” paid to each of the non-PEO NEOs in the applicable year, as set forth in the Summary of Compensation Table for the applicable year.

(4)	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the non-PEO NEOs, as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to such persons during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid:

Reconciliation of Average Summary of Compensation Table Totals for non-PEO NEOs to Average Compensation Actually Paid to non-PEO NEOs	2023	2022	2021
Average Summary of Compensation Table Total	$4,453,138	$406,499	$108,333
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	$(5,266,666)	$(193,851)
Plus: Fair Value of Awards Granted during Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year End, Determined as of Applicable Fiscal Year End
Plus: Fair Value of Awards Granted During the Applicable Fiscal Year that Vested During the Applicable Fiscal Year, Determined as of the Vesting Date	$5,266,666	$193,851
Plus (Less): Adjustment for Awards Granted During a Prior Fiscal Year that were Outstanding and Unvested as of the Applicable Fiscal Year End, Determined Based on the Change in ASC 718 Fair Value from Prior Fiscal year End to the Applicable Fiscal Year End
Plus (Less): Adjustment for Awards Granted During a Prior Fiscal Year that Vested During the Applicable Fiscal year, Determined based on the Change in ASC 718 Fair Value from the Prior Fiscal Year End to the Vesting Date
Less: ASC 718 Fair Value of Awards Granted During a Prior Fiscal Year that were Forfeited During the Applicable Fiscal Year, determined as of the Prior Fiscal Year End
Plus: Dividends or Other Earnings Paid During the Applicable Fiscal year Prior to the Vesting Date
Plus: Incremental Fair Value of Options/SARs Modified During the Applicable Fiscal Year
Average Compensation Actually Paid	$4,453,138	$406,499	$108,333

(5)	Cumulative Total Share Return (“TSR”) value listed in each year reflects what the cumulative value of $100 would be if invested on December 31, 2020. TSR is calculated on a cumulative basis by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, if any, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay versus Performance Table

The Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The following graph illustrates the amount of “compensation actually paid” (“CAP”) to Mr. Hayes and the average amount of CAP to the Company’s Named Executive Officers as a group (excluding Mr. Hayes) relative to the Company’s cumulative TSR over the three years presented in the table.

Compensation Actually Paid and Net Income (Loss)

As demonstrated by the following table, the amount of CAP to Mr. Hayes and the average amount of CAP to the Company’s Named Executive officers as a group (excluding Mr. Hayes) is not aligned with the Company’s net loss over the three years presented in the table. The Company has not used net loss as a performance measure in the overall executive compensation program.

BENEFICIAL OWNERSHIP OF OUR CAPITAL STOCK BY CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock, Series D Convertible Preferred Stock (the “Series D Preferred Stock”) and Series D-1 Convertible Preferred Stock (the “Series D-1 Preferred Stock”) owned beneficially as of the Record Date by (i) our officers and directors as a group and (ii) each person (including any group) known to us to own more than 5% of our common stock, Series D Preferred Stock and Series D-1 Preferred Stock. As of September 10, 2024, there were 6,276,138 shares of common stock outstanding, 3,825 shares of Series D Preferred Stock outstanding and 834 shares of Series D-1 Preferred Stock outstanding. Unless otherwise indicated, it is our understanding and belief that the stockholders listed possess sole voting and investment power with respect to the shares shown.

	Common Stock Beneficially Owned			Series D Preferred Stock		Series D-1 Preferred Stock
Name of Beneficial Owner(1)	Shares		Percentage	Shares	Percentage	Shares	Percentage
Anthony Hayes	493,953	(2)	7.87%	-	-	-	-
Tim S. Ledwick	12,826	(3)	*	-	-	-	-
Robert Dudley	12,411	(4)	*	-	-	-	-
Gregory James Blattner	12,411	(5)	*	-	-	-	-
Kyle Wool	419,740	(6)	6.69%	-	-	-	-
Soo Yu	1,243,466	(7)	19.81%	-	-	-	-
Kyle Haug	-		*	-	-	-	-
George Way	32,103	(8)	*	-	-	-	-
Christopher Devall	77,651	(9)	1.24%	-	-	-	-
All Directors and Officers as a Group (9 persons)	2,304,561		36.72%

Stockholders
Daniel W. Armstrong 611 Loch Chalet Ct Arlington, TX 76012-3470	10	(10)	*	1,350	35.29%	-	-
R. Douglas Armstrong 570 Ocean Dr. Apt 201 Juno Beach, FL 33408-1953	4	(11)	*	450	11.76%	-	-
Francis Howard 376 Victoria Place London, SW1 V1AA United Kingdom	7	(12)	*	900	23.53%	-	-
Charles Strogen 6 Winona Ln Sea Ranch Lakes, FL 33308-2913	9	(13)	*	1,125	29.42%	-	-
Chai Lifeline Inc. 151 West 30th Street, Fl 3 New York, NY 10001-4027	7	(14)	*	-	-	834	100%

*	Less than 1% of the outstanding shares of the Company’s common stock.

(1)	Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Includes 493,953 shares of common stock and 2,941 options for purchase of shares of common stock, which are exercisable within 60 days of September 10, 2024.

(3)	Includes 9,885 shares of common stock and 2,941 options for purchase of shares of common stock, which are exercisable within 60 days of September 10, 2024.

(4)	Includes 9,470 shares of common stock and 2,941 options for purchase of shares of common stock, which are exercisable within 60 days of September 10, 2024.

(5)	Includes 9,470 shares of common stock and 2,941 options for purchase of shares of common stock, which are exercisable within 60 days of September 10, 2024.

(6)	Includes 419,740 shares of common stock.

(7)	Includes 1,243,466 shares of common stock.

(8)	Includes 32,103 restricted stock awards for purchase of shares of common stock, which are exercisable within 60 days of September 10, 2024. On June 17, 2024, Mr. Way delivered a notice of resignation to the Board of Directors reporting his voluntary resignation as Chief Financial Officer of the Company effective as of September 15, 2024. Effective upon such resignation, 21,413 restricted stock awards will be forfeited. The Company is currently conducting a search to replace Mr. Way as the Company’s Chief Financial Officer.

(9)	Includes 30,033 shares of common stock and 47,618 options for purchase of shares of common stock, which are exercisable within 60 days of September 10, 2024.

(10)	Represents 10 shares of common stock issuable upon conversion of the Series D Preferred Stock, which are convertible within 60 days of September 10, 2024.

(11)	Represents 4 shares of common stock issuable upon conversion of the Series D Preferred Stock, which are convertible within 60 days of September 10, 2024.

(12)	Represents 7 shares of common stock issuable upon conversion of the Series D Preferred Stock, which are convertible within 60 days of September 10, 2024.

(13)	Represents 9 shares of common stock issuable upon conversion of the Series D Preferred Stock, which are convertible within 60 days of September 10, 2024.

(14)	Represents 7 shares of common stock issuable upon conversion of the Series D-1 Preferred Stock, which are convertible within 60 days of September 10, 2024.

Effective October 11, 2023, the Company and Continental Stock Transfer & Trust Co. entered into a certain rights agreement (the “Rights Agreement”). The Rights Agreement provides each stockholder of record a dividend distribution of one “right” for each outstanding share of common stock. Rights become exercisable at the earlier of ten days following: (1) a public announcement that an acquirer has purchased or has the right to acquire 4.99% or more of our common stock, in connection with, (x) the Company consolidating, or merging into any other person, (y) any person consolidates or merges with or into the Company or (z) the Company sells or otherwise transfers to any person or persons, in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company or (2) the commencement of a tender offer which would result in an offer or beneficially owning 10% or more of our outstanding common stock. All rights held by an acquirer or offer or expire on the announced acquisition date, and all rights expire at the earliest of: (i) the close of business on October 11, 2024, subject to extension; (ii) the time at which the Rights are redeemed; (iii) the time at which the rights are exchanged; (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to a specified agreement; (vi) the close of business on the date the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of tax benefits; and (vii) the close of business on the first day of a taxable year of the Company to which the Board determines that no tax benefits are available to be carried forward. Each right entitles a stockholder to acquire, at a price of $5.00 per one one-thousandth of a share of our Series Q Preferred Stock, subject to adjustments, which carries voting and dividend rights similar to one share of our common stock. The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Rights Agreement. At the discretion of a majority of the Board and within a specified time period, we may redeem all of the rights at a price of $0.0001 per right. The Board may also amend any provisions of the Rights Agreement prior to exercise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The current Board consists of: Mr. Anthony Hayes, Mr. Tim S. Ledwick, Mr. Robert Dudley, Mr. Kyle Wool, Mr. Gregory James Blattner, Ms. Soo Yu and Mr. Kyle Haug. The Board has determined that Mr. Ledwick, Mr. Blattner, and Mr. Haug are independent directors within the meaning of the applicable Nasdaq rules. Our Audit, Compensation, and Nominating Committees consist solely of independent directors.

There have been no transactions, since January 1, 2022, to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of our capital stock, or immediate family member thereof, had or will have a direct or indirect material interest.

We have not adopted written policies and procedures specifically for related person transactions. Our Board is responsible for the approval of all related party transactions.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report shall not be deemed to be “soliciting material,” “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings.

The Audit Committee is comprised of three independent directors (as defined under Rule 5605(a)(2) of the Nasdaq Stock Market). The Audit Committee operates under a written charter, which is available at www.dominariholdings.com and will also be provided in print to any stockholder upon request to the Company’s administrator.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2023.

We have reviewed and discussed with management the Company’s outside accounting firm, the quality and the acceptability of the Company’s financial reporting and internal controls.

We have discussed with the Company’s outside accounting firm the overall scope and plans for their audit as well as the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

We have discussed with management and the Company’s outside accounting firm such other matters as required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, and other auditing standards generally accepted in the United States, the corporate governance standards of the Nasdaq Stock Market and the Audit Committee’s Charter.

We have received and reviewed the written disclosures and the letter from the Company’s outside accounting firm required by applicable requirements of the PCAOB regarding the Company’s outside accounting firm communications with the Audit Committee concerning independence, and have discussed with the Company’s outside accounting firm, their independence from management and the Company.

Based on the reviews and discussions referred to above, we recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

This report is submitted by the Audit Committee of the Board of Directors:

Tim S. Ledwick, Chairman

Robert Dudley

Kyle Haug

PROPOSAL 1:
ELECTION OF CLASS I DIRECTORS

Two Class I Directors are to be elected at the meeting to serve until the 2027 annual meeting of stockholders and until their respective successors shall have been elected and have qualified or until their earlier resignation or removal. Unless otherwise instructed, the persons named in the accompanying proxy intend to vote the shares represented by the Proxy for the election of the two (2) nominees listed below. Although it is not anticipated that any nominee will decline or be unable to serve as a Director, in such event, proxies will be voted by the proxy holder for such other persons as may be designated by the Board, unless the Board reduces the number of directors to be elected. Election of a board of directors requires a plurality of the affirmative vote of the Voting Capital present and entitled to vote on the election of directors at the 2024 Annual Meeting at which a quorum is present.

Directors Standing for Election: Nominees for Class I Director

The following table sets forth the three Class I nominees for membership on the Board. It also provides certain information about the nominees as of the Record Date.

Name	Age	Position	Director Class to Serve on	Director Since
Kyle Haug	41	Director	I	2023
Timothy S. Ledwick	66	Director	I	2015

Kyle Haug

Mr. Kyle Haug, a member of the Board of Directors since 2023, currently serves as the Chief Operating Officer, Chief Technology Officer and Chief Marketing Officer for Haug Partners LLP. Haug Partners is an intellectual property law firm with offices in New York, Washington D.C. and West Palm Beach. The firm specializes in protecting innovator portfolios in the life science, automobile and technology sectors. Mr. Haug graduated with a B.S. in Administration of Justice from Penn State University where he was a collegiate swimmer. Mr. Haug served on the Junior Council for the American Museum of Natural History for over a decade and is a current committee member at the Metropolitan Club, Plandome Country Club and Haug Family Foundation. The Board believes Mr. Haug’s extensive experience and skill in aiding the growth of company operations qualifies him to serve as a director of the Company.

Timothy S. Ledwick

Mr. Timothy S. Ledwick, who joined as a director in 2015, was most recently the Chief Financial Officer of SYFT, a private equity-backed company that provides software solutions and services to hospitals focused on reducing costs through superior inventory management practices which was successfully sold to GHX in 2022. In addition, since 2012, he has served on the board and Chair of the Audit Committee of Telkonet, Inc. (TKOI) a smart energy management technology company. From 2007 to 2011, Mr. Ledwick provided CFO consulting services to a $150 million services firm and, in addition, from 2007-2008 also acted as special advisor to The Dellacorte Group, a middle market financial advisory firm focused on transactions between $100 million and $1 billion. From 2002 through 2006, Mr. Ledwick was a member of the Board of Directors and Executive Vice President-CFO of Dictaphone Corporation playing a lead role in developing a business plan which revitalized the company, resulting in the successful sale of the firm and delivering seven times return to stockholders. From 2001 to 2002, Mr. Ledwick was brought on as CFO to lead the restructuring efforts of Lernout & Hauspie Speech Products, a Belgium-based Nasdaq listed speech technology company, whose market cap had at one point reached a high of $9 billion. From 1999 through 2001, he was CFO of Cross Media Marketing Corp, an $80 million public company headquartered in New York City, playing a lead role in the firm’s acquisition activity, tax analysis and capital raising. Mr. Ledwick is a member of the Connecticut Society of Certified Public Accountants and received his BBA in Accounting from The George Washington University and his MS in Finance from Fairfield University. The Board believes that Mr. Ledwick’s executive experience and financial expertise qualifies him to serve as a director of the Company.

Directors Not Standing for Election

			Director
Name	Age	Position	Since
Anthony Hayes	56	Chief Executive Officer and Chairman of the Board	2013
Gregory James Blattner	47	Director	2018
Robert Dudley	69	Director	2020
Kyle Wool	47	President and Director	2021
Soo Yu	53	Director	2022

The biographies of our other independent directors are as follows:

Gregory James Blattner

Mr. Gregory James Blattner, who joined as a member of our Board of Directors in 2018, has nearly ten years of experience in the technology industry specializing in financial services. Since January 2022, he has served as the Vice President of AHEAD’s Managed Services business. AHEAD is technology services integrator that helps its clients architect, deploy and manage all multiplatform hybrid technology solutions. Prior to AHEAD, Mr. Blattner spent 7 years at Agio, a progressive managed information technology and cybersecurity services provider, where he was responsible for sales and account management of enterprise accounts. Prior to Agio, from May 2013 to December 2013, Mr. Blattner was a business development manager for the Eikon platform at Thomson Reuters. From 2010 to 2013, Mr. Blattner was a sales manager at American Express for its foreign exchange business. From 2005 to 2009, Mr. Blattner held various positions at JPMorgan, first in the operational risk management arm of the investment bank and later in Foreign Exchange product sales for its treasury services business. From 2000 to 2004, Mr. Blattner was an associate at Morgan Stanley’s corporate treasury funding desk. He earned a bachelor’s degree from Iona College. The Board believes Mr. Blattner’s extensive experience in technology and operations solutions qualifies him to serve as a director of the Company.

Robert Dudley

Mr. Robert Dudley, who joined as a member of our Board of Directors in 2020, currently serves as the National and Metropolitan New York City Regional Sales Manager for Select Sector Standard & Poor’s Depositary Receipts (“SPDRs”). Prior to joining Select Sector SPDRs in 2008, Mr. Dudley held several managerial positions at Merrill Lynch from 1981 through 2007. Mr. Dudley began his career in the Merrill Lynch White Weld Capital Markets in Corporate Bond Syndicate, later moving to Sales Manager for Taxable Fixed Income and Equity Marketing. Later, Mr. Dudley managed Merrill Lynch Consults for the New York City District and ended his career as a Financial Advisor and Sales Manager at the Merrill Lynch Rockefeller Center Branch Office. The Board believes that Mr. Dudley’s executive experience and financial expertise qualifies him to serve as a director of the Company.

Director Compensation

Our non-employee directors received the following annual compensation for service as a member of the Board of Directors for the fiscal year ended December 31, 2023:

Annual Retainer	$65,000	To be paid in cash in four equal quarterly installments.
Additional Retainer	$5,000	To be paid to the Chairman of the Board upon election annually.

The following table summarizes the compensation paid to non-employee directors during the year ended December 31, 2023.

	Fees earned or paid in cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert J. Vander Zanden (3)	65,000	-	-	-	-	-	65,000
Tim Ledwick (4)	65,000	-	-	-	-	-	65,000
Gregory Blattner (5)	65,000	-	-	-	-	-	65,000
Robert Dudley (6)	65,000	-	-	-	-	-	65,000
Kyle Haug (7)	10,833	-	-	-	-	-	10,833

(1)	All stock awards were granted in accordance with ASC Topic 718 - Compensation - Stock Compensation.

(2)	As of December 31, 2023, the aggregate number of stock and option awards held by each director was as follows:

●	Robert J. Vander Zander holds 2,941 option awards;

●	Tim Ledwick holds 2,941 option awards;

●	Gregory Blattner holds 2,941 option awards; and

●	Robert Dudley holds 2,941 option awards.

(3)	Mr. Vander Zanden was paid $65,000 in cash compensation for his service as a director in 2023.

(4)	Mr. Ledwick was paid $65,000 in cash compensation for his service as a director in 2023.

(5)	Mr. Blattner was paid $65,000 in cash compensation for his service as a director in 2023.

(6)	Mr. Dudley was paid $65,000 in cash compensation for his service as a director in 2023.

(7)	Mr. Haug was paid $10,833 in cash compensation for his service as a director in 2023.

VOTE REQUIRED

Under applicable Delaware law, the election of each nominee requires the affirmative vote by a plurality of the Voting Capital present and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE ABOVE-MENTIONED NOMINEES UNDER THIS PROPOSAL 1.

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board has appointed Marcum LLP (“Marcum”), to serve as our independent registered public accounting firm for the year ending December 31, 2024. A representative of Marcum is expected to be present at the 2024 Annual Meeting.

The selection of our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Company is submitting this matter to the stockholders as a matter of good corporate governance. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders. If the appointment is not ratified, the Board will consider its options.

Our Audit Committee retains our independent registered public accounting firm and approves in advance all audit and non-audit services performed by this firm and any other auditing firms. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal control, the Audit Committee consults with management and our independent registered public accounting firm regarding the preparation of financial statements and generally oversees the relationship of the independent registered public accounting firm with our Company. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, relating to their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

It is not the duty of the Audit Committee to determine that our Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Fees Paid to Auditor

The following table sets forth the fees for professional services rendered by Marcum for audit and other services provided for the fiscal years ended December 31, 2023 and December 31, 2022.

	2023	2022
Audit Fees	$419,360	$60,517
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$419,360	$60,517

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies and guidelines regarding audit independence, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services provided by our principal accountants. Our Audit Committee has established a policy regarding approval of all audit and permissible non-audit services provided by our principal accountants. No non-audit services were performed by our principal accountants during the fiscal years ended December 31, 2023 and 2022. Our Audit Committee pre-approves these services by category and service. Our Audit Committee has pre-approved all of the services provided by our principal accountants.

VOTE REQUIRED

The affirmative vote of a majority votes cast at the 2024 Annual Meeting is required for the ratification of the appointment of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Both abstentions and broker non-votes will not have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF MARCUM AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024 UNDER THIS PROPOSAL 2.

PROPOSAL 3:
APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO PROVIDE FOR OFFICER EXCULPATION

Our Amended and Restated Certificate of Incorporation, as amended (“Amended and Restated Certificate of Incorporation”) currently limits the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), but similar limitations of liability are not applicable to our officers. Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to enable Delaware corporations to limit the liability of certain officers in limited circumstances. In light of this update, we are proposing to amend our Certificate of Incorporation to provide for the exculpation of certain of the Company’s officers in specific circumstances, as permitted by Delaware law.

Article “SEVENTH” of our Amended and Restated Certificate of Incorporation is proposed to be amended to limit officer liability, by amending and replacing the current Article “SEVENTH” in its entirety as follows:

“SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), as it exists on the date hereof or as it hereafter be amended, and any other applicable laws, no director or officer of the Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer with respect to any acts or omissions in the performance of his or her duties as a director or officer of the Corporation. No amendment to or repeal of this Article will apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to the effectiveness of such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors or officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the DGCL as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.

Notwithstanding the foregoing, the indemnification provided for in this Article SEVENTH shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any by-law of this Corporation, agreement, vote or consent of stockholders or disinterested directors or otherwise.”

Delaware law only permits, and our proposed amendment would only permit, exculpation of certain officers for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The proposed amendment would not be retroactive to any act or omission occurring prior to its effective date. Further, the exculpation provision would only apply to certain officers, namely a person who (during the course of conduct alleged to be wrongful) (i) is or was president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) is or was identified in the Company’s public filings with the SEC as one of the most highly compensated executive officers of the Company; or (iii) has, by written agreement with the Company, consented to be identified as an officer for purposes of accepting service of process.

These proposed limits on the scope of our officers’ liability are intended to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers. The Nominating and Governance Committee and the Board considered the benefits and detriments of eliminating our officers’ personal liability under certain circumstances. Adopting the proposed amendment would better position the Company to attract top officer candidates and retain our current officers, by enabling the Company to assure those persons that exculpation to the extent permitted under Delaware law is available under applicable circumstances.

The nature of the role of corporate officers often requires them to make decisions on crucial matters and in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight regardless of merit, especially in the current litigious environment. Limiting our current and prospective officers’ concern about the risk of personal liability would empower them to best exercise their business judgment in furtherance of the interests of the Company and our stockholders.

The Board has considered the narrow class and type of claims for which officers’ liability would be exculpated and the benefits the Board believes would accrue to the Company and its stockholders – namely, an enhanced ability to attract and retain talented officers – and has determined that it would be advisable and in the best interest of the Company and its stockholders to amend our Certificate of Incorporation to limit the liability of certain of our officers in specific circumstances, as permitted by Delaware law and as described herein.

We expect that failing to adopt the proposed amendment could impact our ability to recruit and retain exceptional officer candidates who determine that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

If this Proposal No. 3 is approved, the Company intends to file an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting all of the proposed changes, which will become effective at the time of filing. The discussion above is qualified in its entirety by reference to the full text of the proposed Amended and Restated Certificate of Incorporation, which is attached hereto as Appendix A.

VOTE REQUIRED

The affirmative vote of a majority votes cast at the 2024 Annual Meeting is required for the amendment of our Amended and Restated Certificate of Incorporation to provide for officer exculpation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO PROVIDE FOR OFFICER EXCULPATION CONSISTENT WITH DELAWARE LAW UNDER THIS PROPOSAL 3.

PROPOSAL 4:
EXCLUSIVE FORUM AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Our Board recommends that our stockholders approve an amendment to our Amended and Restated Certificate of Incorporation (the “Exclusive Forum Amendment”) to add an exclusive forum provision which would specify that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 (the “Federal Forum Provision”) and state courts located within the State of Delaware will be the exclusive forum for Delaware Law Claims, as defined below (the “Delaware Forum Provision” and together with the Federal Forum Provision, the “Exclusive Forum Provision”).

A new Article “NINTH” is proposed to be added to our Amended and Restated Certificate of Incorporation to provide for an exclusive forum, with such provision to read as follows:

“NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Notwithstanding the foregoing, the provisions of this Article NINTH shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other claim for which the federal courts of the United States have exclusive jurisdiction.”

The principal effects of the Exclusive Forum Provision will be that, unless the Company consents in writing to the selection of an alternative forum:

●	the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision; and

●	the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s Amended and Restated Certificate of Incorporation, or the Company’s Second Amended and Restated Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Company’s Amended and Restated Certificate of Incorporation or the Company’s Second Amended and Restated Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants (clauses (i) - (vi), the “Delaware Law Claims”).

The Exclusive Forum Provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

We believe that the Federal Forum Provision is in the best interests of the Company. Our Board considered a number of factors prior to recommending the Federal Forum Provision as a prudent and proactive means for managing this type of potential litigation and to promote efficient and consistent resolutions in the event this type of litigation arises, including:

(i)	the potential for costly, duplicative litigation involving multiple lawsuits in multiple jurisdictions regarding essentially the same claims under the Securities Act of 1933, which could result in increased litigation expenses and greater uncertainty regarding outcomes that may be inconsistent when two or more similar cases proceed in different courts;

(ii)	the experience and expertise of the U.S. federal district courts in addressing issues and claims under the Securities Act of 1933 and federal case law regarding the same;

(iii)	the risk that a state court may not interpret or apply federal law, specifically the Securities Act of 1933, in the same manner as the U.S. federal district courts would be expected to do, or may handle procedural aspects differently than the U.S. federal district courts would be expected to do;

(iv)	the benefits of adopting the Federal Forum Provision when the Company is not facing any actual or threatened stockholder lawsuits under the Securities Act of 1933; and

(v)	the views of proxy advisors and certain institutional investors with respect to federal forum provisions.

Moreover, the Federal Forum Provision would not specify any particular U.S. federal district court as the exclusive forum for claims under the Securities Act of 1933, so a plaintiff could select, on the basis of convenience or for other reasons, the U.S. federal district courts in any state as the forum for any such claim. The Federal Forum Provision gives us the flexibility to consent to an alternative forum when we deem appropriate. In addition, we are not proposing the Exclusive Forum Provision in anticipation of any specific litigation confronting the Company; the Exclusive Forum Provision is being proposed on a prospective basis to help mitigate potential future harm to the Company and its stockholders.

We also believe that the Delaware Forum Provision is in the best interests of the Company and will help maximize stockholder value by allowing us to be able to draw upon Delaware’s well-established principles of corporate governance in making business and legal decisions. The Delaware legislature is sensitive to issues of corporate law and responsive to developments in modern corporate law. Delaware’s specialized Chancery Court deals almost exclusively with corporate law and has streamlined procedures and processes to provide relatively quick decisions. In addition, the Delaware Supreme Court, the only Delaware appeals court, is highly regarded. These courts have considerable expertise in dealing with corporate issues and have developed a substantial and influential body of corporate case law. Further, we believe that stockholders and the Company will benefit from the responsiveness of the Delaware courts. Therefore, the prominence, predictability and proactivity of the Delaware courts provides a reliable forum where our governance decisions can be based and litigated.

Although we could adopt the Exclusive Forum Provision without obtaining stockholder approval by including such provision in an amendment to our Second Amended and Restated Bylaws, which amendment could be approved by our Board, without stockholder approval, we determined that it would be in the best interests of the Company and our stockholders, and consistent with our commitment to strong corporate governance practices, for our stockholders to have the opportunity to consider and act upon the Exclusive Forum Provision.

If this Proposal No. 4 is approved, the Company intends to file an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting all of the proposed changes, which will become effective at the time of filing. The discussion above is qualified in its entirety by reference to the full text of the proposed Amended and Restated Certificate of Incorporation, which is attached hereto as Appendix A.

VOTE REQUIRED

The affirmative vote of a majority votes cast at the 2024 Annual Meeting is required for the amendment of our Amended and Restated Certificate of Incorporation to provide for exclusive forum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO PROVIDE FOR AN EXCLUSIVE FORUM PROVISION UNDER THIS PROPOSAL 4.

OTHER BUSINESS

As of the date of this Proxy Statement, our management has no knowledge of any business that may be presented for consideration at the 2024 Annual Meeting, other than that described above. As to other business, if any, that may properly come before the 2024 Annual Meeting, or any adjournment thereof, it is intended that the Proxy hereby solicited will be voted in respect of such business in accordance with the judgment of the Proxy holders.

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2025 annual meeting of stockholders (the “2025 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary at Dominari Holdings Inc., Attention: Corporate Secretary, 725 5th Avenue, 22nd Floor, New York, New York 10022. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2025 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before September 8, 2025. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Second Amended and Restated By-laws permit stockholders to nominate directors and present other business for consideration at our 2025 Annual Meeting. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2025, you must submit a timely notice in accordance with the procedures described in our Second Amended and Restated By-laws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 60 days nor more than 90 days prior to the one-year anniversary of the immediately preceding year’s annual meeting of stockholders. Therefore, to be presented at our 2025 Annual Meeting, such a proposal must be received on or after August 9, 2025, but not later than September 8, 2025. In the event that the date of the 2025 Annual Meeting is called for a date not within 30 days before or after the first anniversary date of the 2024 Annual Meeting, such notice by the stockholder must be so received by the Board no later than the close of business on the fifth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Second Amended and Restated Bylaws.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement, except for any information that is superseded by information that is included directly in this Proxy Statement or in any other subsequently filed document that also is incorporated by reference herein.

This Proxy Statement incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on April 1, 2024.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Appendix A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DOMINARI HOLDINGS INC.

Dominari Holdings Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the corporation (hereafter called the “Corporation”) is Dominari Holdings Inc.

2.	The certificate of incorporation of the Corporation is hereby amended by striking out Article “SEVENTH” thereof and by substituting in lieu of said Article the following Article:

“SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), as it exists on the date hereof or as it hereafter be amended, and any other applicable laws, no director or officer of the Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer with respect to any acts or omissions in the performance of his or her duties as a director or officer of the Corporation. No amendment to or repeal of this Article will apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to the effectiveness of such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors or officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the DGCL as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.

Notwithstanding the foregoing, the indemnification provided for in this Article SEVENTH shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any by-law of this Corporation, agreement, vote or consent of stockholders or disinterested directors or otherwise.”

3.	The certificate of incorporation of the Corporation is hereby amended by adding a new Article “NINTH” to read in its entirety as follows:

“NINTH”: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Notwithstanding the foregoing, the provisions of this Article NINTH shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

4.	The amendments of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this     day of      , 2024.

Anthony Hayes
Chief Executive Officer

SCAN TO
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VOTE/ATTEND VIRTUAL MEETING
If you would like to vote/attend virtually, please attend the 2024 Annual Meeting to be held on November 6, 2024 at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time. More information for this meeting is located on the other side of this card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V56698-P18558 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOMINARI HOLDINGS INC.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. **Election of Class I Directors:**

   Nominees:

   01) Kyle Haug
   02) Timothy S. Ledwick

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V56699-P18558

DOMINARI HOLDINGS INC.
Annual Meeting of Shareholders
November 6, 2024 11:00 AM ET/8:00 AM PT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Anthony Hayes as proxy with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of DOMINARI HOLDINGS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, ET/8:00 AM, PT on November 6, 2024, at www.virtualshareholdermeeting.com/DOMH2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side